TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (the “Agreement”) is entered into by and among Marc A. Hoffman (“Executive”), Sunstone Hotel Investors, Inc., a Maryland corporation (“Sunstone”) and Sunstone Hotel Partnership, LLC, a Delaware limited liability company (the “Operating Partnership,” and together with Sunstone, the “Company”), effective as of March 2, 2021 (the “Effective Date”).  The purpose of this Agreement is to provide time and separation benefits to ease Executive’s transition from the Company and to settle and resolve any and all disputes and controversies of any nature existing between Executive and the Company, including, but not limited to, any claims arising out of Executive’s employment with, transition with and ultimate departure from, the Company.

1.  Transition; Separation of Employment.

(a)  Continued Employment.  Executive shall remain employed by the Company as the Company’s Executive Vice President – Chief Operating Officer on the terms and conditions contained in that certain Third Amended and Restated Employment Agreement by and between Executive and the Company dated as of November 1, 2019 (the “Employment Agreement”) from the Effective Date through a date to be determined by the Company and subsequently provided to Executive, which date shall be after March 31, 2021, but on or before June 30, 2021, and provided in writing to Executive no less than 14 days prior to the specified date (such period, the “Transition Period” and such last day, the “Separation Date”).  Executive agrees that, prior to the Separation Date, Executive will perform his duties, responsibilities and functions for the Company as would be usual and customary for Executive’s position (including the training and transition of a new Chief Operating Officer, as contemplated below), and shall not engage in any other employment, occupation, consulting or other business activity.  Effective as of the Separation Date, Executive’s employment with the Company and all of its affiliates shall terminate.  Capitalized terms not defined herein shall have such meaning as is set forth in the Employment Agreement.

(b)Employment Agreement; Acknowledgements.  Executive acknowledges that, for all or part of the Transition Period, the Company may appoint an additional Chief Operating Officer of the Company. The terms and conditions of the Employment Agreement shall continue to govern Executive’s employment during the Transition Period, provided, however, that Executive acknowledges and agrees that (i) neither the execution of this Agreement, nor the Company’s appointment or hiring of a new or additional Chief Operating Officer, shall constitute a Non-Renewal of the Employment Agreement or provide Executive with Good Reason pursuant to the Employment Agreement, and Executive’s termination of employment upon the Separation Date shall not constitute a termination without Cause, by reason of a Non-Renewal or for Good Reason, in any case, for purposes of the Employment Agreement and (ii) upon Executive’s termination of employment on the Separation Date, Executive shall not be entitled to any payments or benefits except as set forth herein.

(b)  Return of Company Property.  Executive agrees that he shall, prior to the Separation Date, return to the Company all documents of the Company and its affiliates (and all copies thereof) and all other Company or Company affiliate property that Executive has in his possession, custody or control.  Such property includes, without limitation: (i) any materials of any kind that Executive knows contain or embody any proprietary or confidential information of the Company or an affiliate of the Company (and all reproductions thereof), (ii) computers (including, but not limited to, laptop computers, desktop computers and similar devices) and other portable electronic devices (including, but not limited to, tablet computers), cellular phones/smartphones, credit cards, phone cards, entry cards, identification badges and keys, and (iii) any correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products and/or processes of the Company or any of its affiliates and any information received from the Company or any of its affiliates regarding third parties.

2.  Compensation.

(a)Salary; Annual Bonus.  During the Transition Period, the Company shall continue to pay Executive a base salary in the amount of $554,370.00 per annum (the “Salary”), payable in accordance with the Company’s normal payroll practices (but no less often than monthly).  Executive acknowledges and agrees that Executive shall not be eligible to receive a bonus with respect to any portion of calendar year 2021.

(b)Benefits.  During the Transition Period, Executive shall continue to be eligible to continue to participate in the benefit plans, programs and arrangements of the Company maintained by the Company for the benefit of its similarly situated employees from time to time, consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time.

(c)Accrued Obligations; Vested Benefits.

(i)Upon the Separation Date, the Company will pay to Executive (i) all accrued salary and all accrued, unused vacation / paid time off through the Separation Date, and (ii) any unreimbursed business expenses incurred by Executive, in accordance with Company policy, prior to the Separation Date (collectively, the “Accrued Obligations”).

(iii)Executive shall be entitled to retain or receive any vested amounts due to Executive under any employee benefit plan, program or policy of the Company, in any case pursuant to and in accordance with the terms and conditions of the applicable plan, program or policy.

3.  Equity Awards.  In consideration of, subject to and conditioned upon (i) Executive’s execution within 21 days following the Separation Date, and non-revocation during the seven days thereafter, of a general release of claims in the form attached hereto as Exhibit A (the “Release”) and (ii) Executive’s continued compliance with the terms and conditions of Section 6 hereof, each Company equity award granted to Executive (each, an “Equity Award”) that is outstanding as of the Separation Date shall vest in full.  The schedule attached hereto as Exhibit B sets forth each Equity Award held by Executive as of the Effective Date.

4.  Withholdings and Other Deductions.  All compensation payable to Executive hereunder shall be subject to such withholdings and deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

5.  Warranty.  Executive acknowledges that, upon receipt of the Accrued Obligations, Executive has (i) received all monies and other benefits due to Executive as a result of his employment with and separation from the Company, and (ii) no right, title, or interest in or entitlement to any other payments or benefits other than as set forth in this Agreement.  Executive further represents that he has not sustained a work-related injury or illness which he has not previously reported to the Company.

6.  Restrictive Covenants.  Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that (i) Executive previously made certain representations, including with respect to confidential information, non-solicitation and non-disparagement obligations, as set forth in the Employment Agreement and the Confidentiality Policy (as defined in the Employment Agreement) and (ii) such provisions and the Confidentiality Policy shall remain in full force and effect in accordance with their terms and Executive shall be bound by their terms.

7.  Exceptions.  Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prohibit either party to this Agreement (or either party’s attorney(s)) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency.  Pursuant to 18 USC Section 1833(b), (1) Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (2) Executive acknowledges that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.  Further, nothing in this Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law.  If Executive is required to provide testimony, then unless otherwise directed or requested by a Governmental Agency or law enforcement, Executive shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.

8. Ongoing Cooperation.  Subject to Section 7, following the Separation Date, Executive agrees that Executive will assist and cooperate with the Company and its affiliates (i) concerning reasonable requests for information about the business of the Company or its affiliates or Executive’s involvement and participation therein, (ii) in connection with the defense, prosecution or investigation of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its subsidiaries or affiliates, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, actions, investigations or proceedings relate to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive, and (iii) and in connection with any investigation or review by any federal, state or local regulatory, quasi- or self-regulatory or self-governing authority or organization (including, without limitation, the SEC and FINRA) as any such investigation or review relates to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive.  Executive’s full cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Company, its affiliates and/or their counsel at reasonable times and locations, executing accurate and truthful documents, appearing at the Company’s request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing.  In requesting such services, the Company will consider other commitments that Executive may have at the time of the request.  Executive further acknowledges that the amounts payable to Executive pursuant to this Agreement provides sufficient consideration for all such services and that no other consideration or payment of any type will be due to Executive.

9.  Code Section 409A.  The parties agree that this Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”) or an exemption from Section 409A. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits shall be paid to Executive during the six-month period following Executive’s “separation from service” with the Company (within the meaning of Section 409A) if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Executive’s death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period (without interest).

10.  Breach.  In the event Executive breaches Section 6, any outstanding obligations of the Company hereunder shall immediately terminate, and the Company’s covenants hereunder shall be deemed null and void in their entirety.

11.  Governing Law.  This Agreement shall be construed under the laws of the State of California, both procedural and substantive.

12.  Waiver.  The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect the validity of this Agreement or the right of any party to enforce this Agreement.

13.  Headings.  The headings in this Agreement are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Agreement.

14.  Severability.  If any sentence, phrase, section, subsection or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, sections, subsections or portions of this Agreement, which shall remain fully valid and enforceable.

15.  Assignment.  This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive other than by will or the laws of descent and distribution This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.   This Agreement shall inure to the benefit of and be binding upon the Company and their respective successors and assigns.

16.  Ambiguities.  Both parties have participated in the negotiation of this Agreement and, thus, it is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement.  In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.

17.  Entire Agreement / Amendments.  This Agreement (including any exhibits hereto), along with the Employment Agreement (as modified herein) and the Indemnification Agreement attached thereto, Confidentiality Policy and the award agreements evidencing the Equity Awards (as modified herein), constitute the entire agreement between Executive and the Company concerning the subject matter hereof.  All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement.  No amendments to this Agreement will be valid unless written and signed by Executive and an authorized representative of the Company.

18.  Arbitration.  Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that Section 12(b) of the Employment Agreement (Arbitration) shall remain in full force and effect in accordance with its terms, that such terms are incorporated herein and shall apply mutatis mutandis.

19.Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

20. Consultation with Counsel.  Executive acknowledges (i) that Executive has thoroughly read and considered all aspects of this Agreement, that Executive understands all its provisions and that Executive is voluntarily entering into this Agreement, (ii) that he has been represented by, or had the opportunity to be represented by independent counsel of his own choice in connection with the negotiation and execution of this Agreement and has been advised to do so by the Company, and (iii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.  Without limiting the generality of the foregoing, Executive acknowledges that he has had the opportunity to consult with his own independent tax advisors with respect to the tax consequences to his of this Agreement, and that he is relying solely on the advice of his independent advisors for such purposes. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

21.  Notices.  All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by email or facsimile and also mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases addressed to:

If to Executive:

At Executive’s last known address evidenced on the Company’s payroll records or email address evidenced on the Company’s records.

If to the Company:

Sunstone Hotel Investors, Inc.

200 Spectrum Center Drive, 21st Floor

Irvine, CA 92618

Attention: Corporate Secretary

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address.  In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three business days thereafter.  Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

If the above accurately reflects Executive’s understanding, please date and sign the enclosed copy of this Agreement in the places indicated below and return that copy to David Klein at dklein@sunstonehotels.com, with original at the Company address.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned have caused this Transition and Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

/s/ Marc A. Hoffman

Dated: March 2, 2021_____________________________

Marc A. Hoffman

/s/ John V. Arabia

Dated: March 2, 2021_____________________________

Sunstone Hotel Investors, Inc.

Name:  John V. Arabia

Title:  President and CEO

/s/ John V. Arabia

Dated: March 2, 2021_____________________________

Sunstone Hotel Partnership, LLC

Name:  John V. Arabia

Title: President and CEO

EXHIBIT A

GENERAL RELEASE

1.Release. For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Sunstone Hotel Investors, Inc., a Maryland corporation (“Sunstone”) and Sunstone Hotel Partnership, LLC, a Delaware limited liability company (together with Sunstone, the “Company”), and the Company’s partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof.  The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, and the Americans With Disabilities Act.

2.Claims Not Released.  Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or claims of the undersigned (i) to payments or benefits under Section 2 or 3 of that certain Transition and Separation Agreement, dated as of [_______], 2021, between the Company and the undersigned (the “Separation Agreement”), with respect to the payments and benefits provided in exchange for this Release, (ii) to payments or benefits under any equity award agreement between the undersigned and Sunstone, (iii) to accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, (v) to any Claims, including claims for indemnification and/or advancement of expenses arising under any indemnification agreement between the undersigned and the Company or under the bylaws, certificate of incorporation or other similar governing document of the Company, (vi) to any Claims which cannot be waived by an employee under applicable law or (vii) with respect to the undersigned’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator.

3.Unknown Claims.

THE UNDERSIGNED ACKNOWLEDGES THAT THE UNDERSIGNED HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS THE UNDERSIGNED MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

4.Exceptions.  Notwithstanding anything in this Release to the contrary, nothing contained in this Release shall prohibit the undersigned from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation and/or (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to the undersigned’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding.  Pursuant to 18 USC Section 1833(b), (i) the undersigned will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (ii) the undersigned acknowledges that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

5.Representations.  The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

6.No Action.  The undersigned agrees that if he hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

7.No Admission.  The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

8.OWBPA.  The undersigned agrees and acknowledges that this Release constitutes a knowing and voluntary waiver and release of all Claims the undersigned has or may have against the Company and/or any of the Releasees as set forth herein, including, but not limited to, all Claims arising under the Older Worker’s Benefit Protection Act and the Age Discrimination in Employment Act. In accordance with the Older Worker’s Benefit Protection Act, the undersigned is hereby advised as follows:

(i)	the undersigned has read the terms of this Release, and understands its terms and effects, including the fact that the undersigned agreed to release and forever discharge the Company and each of the Releasees, from any Claims released in this Release;

(ii)	the undersigned understands that, by entering into this Release, the undersigned does not waive any Claims that may arise after the date of the undersigned’s execution of this Release, including without limitation any rights or claims that the undersigned may have to secure enforcement of the terms and conditions of this Release;

(iii)	the undersigned has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which the undersigned acknowledges is adequate and satisfactory to the undersigned and which the undersigned acknowledges is in addition to any other benefits to which the undersigned is otherwise entitled;

(iv)	the Company advises the undersigned to consult with an attorney prior to executing this Release;

(v)	the undersigned has been given at least 21 days in which to review and consider this Release. To the extent that the undersigned chooses to sign this Release prior to the expiration of such period, the undersigned acknowledges that the undersigned has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that the undersigned does not desire additional time and hereby waives the remainder of the 21-day period; and

(vi)	the undersigned may revoke this Release within seven days from the date the undersigned signs this Release and this Release will become effective upon the expiration of that revocation period. If the undersigned revokes this Release during such seven-day period, this Release will be null and void and of no force or effect on either the Company or the undersigned and the undersigned will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Release. Any revocation must be in writing and sent to David Klein, General Counsel at dklein@sunstonehotels.com, on or before 5:00 p.m. Pacific time on the seventh day after this Release is executed by the undersigned.

9.Governing Law. This Release is deemed made and entered into in the State of California, and in all respects shall be interpreted, enforced and governed under the internal laws of the State of California, to the extent not preempted by federal law.

IN WITNESS WHEREOF, the undersigned has executed this Release this ____ day of ___________, ____.

Marc A. Hoffman

EXHIBIT B

COMPANY EQUITY AWARDS

Award Type	Award Date	Shares	Scheduled Release Date
Restricted Stock Award	02/08/2019	28,902	02/08/2022
Restricted Stock Award	02/13/2020	33,030	02/13/2023
Restricted Stock Award	02/13/2020	33,030	02/13/2022
Restricted Stock Award	02/10/2021	37,294	02/15/2022
Restricted Stock Award	02/10/2021	37,293	02/15/2023
Restricted Stock Award	02/10/2021	37,293	02/15/2024
Hoffman, Marc Total		206,842